CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 24, 2021, relating to the financial statements and financial highlights of Cantor FBP Equity & Dividend Plus Fund (formerly FBP Equity & Dividend Fund) and Cantor FBP Appreciation & Income Opportunities Fund (formerly FBP Appreciation & Income Opportunities Fund), each a series of Williamsburg Investment Trust, for the year ended March 31, 2021, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
July 27, 2021

COHEN & COMPANY, LTD.
800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board